Exhibit 16.1

January 21, 2014

Mr. Tim Kardok

President

eCareer Holdings, Inc.

2200 East Glades Blvd

Suite 302E

Boca Raton, Florida 33434

This is to confirm that the client-auditor relationship between eCareer Holdings, Inc. (Commission File No. 333-126514) and De Meo Young McGrath P.A. Certified Public Accountants and Consultants has ceased due to our merger agreement with Goldstein, Schechter,

Koch, P.A.

Very truly yours

/s/ De Meo Young McGrath, P.A.

De Meo Young McGrath, P.A.
Certified Public Accountants and Consultants